Exhibit 10.18

PATHEON INC.

DIRECTORS DEFERRED SHARE UNIT PLAN

February 22, 2008, as amended March 27, 2008

PATHEON INC.

DIRECTORS DEFERRED SHARE UNIT PLAN

February 22, 2008

1.	Purposes of the Plan.

The purposes of this Directors Deferred Share Unit Plan (the “Plan”) are to (i) promote a greater alignment of interests between the directors and shareholders of the Corporation; and (ii) provide a compensation system for directors that, together with the other director compensation mechanisms of the Corporation, is reflective of the responsibility, commitment and risk accompanying Board membership and the performance of the duties required of the various committees of the Board.

2.	Definitions.

(a) For the purposes of the Plan, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

“Account” has the meaning ascribed thereto in Section 4.

“Affiliate” means an affiliate of the Corporation, as applicable, as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s interpretation bulletin IT-337R4, Retiring Allowances.

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder.

“Board” means the Board of Directors of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board, or such other committee of the Board as the Board shall from time to time designate to be the committee of the Board responsible for administering and interpreting, and granting Deferred Share Units under, the Plan on behalf of the Corporation.

“Corporation” means Patheon Inc.

“Disability” means an Eligible Director’s physical or mental incapacity that prevents him or her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation.

“Deferred Share Unit” means a unit granted to an Eligible Director pursuant to Section 6 and in accordance with the terms and provisions of the Plan, the value of which at any particular date shall be the Market Price at that date.

“Electable Eligible Remuneration” means the Annual Retainer or the Chair’s Retainer.

“Election Notice” means the written election in the form of Schedule A hereto.

“Eligible Director” means any director of the Corporation who is not an employee of the Corporation or any Affiliate, and includes any non-executive Chair of the Board.

“Eligible Remuneration” means the following amounts payable to an Eligible Director by the Corporation in respect of the services provided by the Eligible Director to the Corporation in connection with such Eligible Director’s service on the Board in a fiscal year,

(a) in the case of Eligible Directors, other than the Chair (i) upon due submission of an election by the Eligible Director, the annual retainer fee for serving as a director (“Annual Retainer”); (ii) the initial retainer fee for serving as a director payable either upon initiation of the Plan or upon being elected or appointed a director (the “Initial Retainer”), and (iii) the base retainer in respect of each fiscal year (“Base Retainer”); and

(b) in the case of the Chair, upon due submission of an election by the Chair, an amount equal to the Annual Retainer and the Initial Retainer or the Base Retainer (collectively the “Chair’s Retainer”);

but, for greater certainty, excludes any retainer fees for serving as a member of a Board committee or for serving as a Chair of any committee, any meeting fees payable in respect of attendance at individual meetings or any amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings, which amounts shall, unless otherwise determined by the Board or the Committee, be payable Quarterly in arrears.

“Insider” means an insider of the Corporation as defined by the Securities Act (Ontario).

“Market Price” means, in respect of any date, the weighted average price at which the Shares have traded on the TSX during the two trading days immediately prior to such date (or, if the Shares are not then listed and posted for trading on the TSX, on such stock exchange in Canada on which the Shares are then listed selected by the Committee). In the event that the Shares did not trade on any such trading day, the Market Price shall be the average of the closing bid and ask prices in respect of the Shares on such trading day. If the Shares are not then listed on any stock exchange in Canada, the Market Price shall be determined by the Committee in good faith.

“Payment Date” means the effective date on which Deferred Share Units are credited Quarterly to an Eligible Director’s Account, which shall be the last day of the Quarter in which the Eligible Remuneration being provided in the form of Deferred Share Units accrued.

“Person” includes any individual, legal or personal representative, corporation, Corporation, partnership, syndicate, unincorporated association, trust, trustee, government body, regulatory authority or any other entity howsoever designated or constituted.

“Plan” has the meaning set out in Section 1.

“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three month period ending January 31, April 30, July 31 or October 31 in any year and “Quarterly” means each Quarter.

“Redemption Amount” means the amount calculated by multiplying the number of Deferred Share Units in an Eligible Director’s Account by the Market Price as of the Redemption Date.

“Redemption Date” has the meaning set out in Section 11 or Section 12, as applicable.

“Reorganization” means any (i) capital reorganization; (ii) merger; (iii) amalgamation; (iv) offer for shares of the Corporation which if successful would entitle the offeror to acquire all of the Shares; (v) sale of a material portion of the assets of the Corporation; or (vi) an arrangement or other scheme of reorganization.

“Shareholder” means a holder of Shares.

“Shares” means the restricted voting shares of the Corporation.

“Termination Date” means the date of (i) the voluntary resignation or retirement of an Eligible Director from the Board; (ii) the death or Disability of an Eligible Director; (iii) removal of an Eligible Director from the Board whether by shareholder resolution or failure to achieve re-election; provided that the Eligible Director is not then an employee of the Corporation or an employee or director of an Affiliate and provided further, that in the case of an Eligible Director who is a U.S. Taxpayer, the Termination Date shall be the date on which the Eligible Director has a “separation from service” within the meaning of Section 409A of the Code.

“TSX” means the Toronto Stock Exchange.

“U.S. Taxpayer” means a citizen or resident of the United States for United States federal income tax purposes.

3.	Administration.

The Committee shall be responsible for the administration and interpretation of the Plan in accordance with the provisions of the Plan. The Committee may, from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary or advisable to implement or further the purposes of the Plan and amend or repeal such rules and regulations or forms or documents. Subject to Section 17(c), the Committee may interpret or make such determinations with respect to the Plan as may be necessary or appropriate for the administration of the Plan. Any such interpretation shall be final, binding and conclusive for all purposes.

The Committee shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties hereunder. The Committee may delegate to any Director, officer of the Corporation or employee of the Corporation such duties and powers relating to the Plan as it sees fit. The Committee may also appoint or engage a trustee, custodian, administrator or other agent to administer or implement the Plan. All costs and expenses of administering the Plan will be paid by the Corporation.

4.	Deferred Share Units Rights.

Each Deferred Share Unit shall represent the right to receive a payment for such Deferred Share Unit in accordance with Section 11 equal to the Market Price on the Redemption Date applicable to such Deferred Share Unit. The Corporation shall maintain an account (the “Account”) for each Eligible Director showing the number of Deferred Share Units to which such Eligible Director is entitled. No certificates shall be issued with respect to Deferred Share Units. At such times as the Committee shall determine, the Corporation may furnish the Eligible Director with a statement setting forth the details of his or her Deferred Share Units. Upon payment in satisfaction of Deferred Share Units credited to an Eligible Director’s Account, such Deferred Share Units shall be cancelled.

5.	Election Under the Plan

(a) Subject to the remaining provisions of this Section 5 and such rules, regulations, approvals and conditions as the Committee may impose, an Eligible Director shall receive his Initial Retainer and Base Retainer in Deferred Share Units and may elect to receive his Electable Eligible Remuneration in the form of Deferred Share Units or cash or any combination thereof. Notwithstanding the foregoing, the Chair must provide an election as to his Electable Eligible Remuneration to receive any Deferred Share Units.

(b) An Eligible Director may elect the form or forms of payment of Electable Eligible Remuneration earned in a fiscal year by delivering a completed Election Notice to the Secretary of the Corporation prior to the first day of such fiscal year. The Election Notice shall become irrevocable for such fiscal year on the last day of the preceding fiscal year.

(c) Notwithstanding Section 5(b), an individual who becomes an Eligible Director during a fiscal year and each individual who is an Eligible Director on the effective date of the Plan may elect the form or forms of payment of Electable Eligible Remuneration earned in Quarters of that fiscal year that commence after the date the election is made by delivering a completed Election Notice to the Secretary of the Corporation. An Election Notice shall not be effective to require that Electable Eligible Remuneration earned in the fiscal year in which the individual becomes an Eligible Director be provided in the form of Deferred Share Units if such Election Notice is not completed and delivered to the Secretary of the Corporation within 30 days after the individual becomes an Eligible Director, or the effective date of the Plan, as the case may be. Such Election Notice, or the default election of cash if the Election Notice is not effective, shall become irrevocable with respect to such fiscal year on the earlier of date the election is made or the last day of the 30-day election period described in this Section 5(c).

(d) An Election Notice delivered to the Secretary of the Corporation pursuant to Section 5(b) or 5(c) shall remain in effect for the fiscal year for which it is made and each fiscal year thereafter unless the Eligible Director changes the form or forms of payment of his Electable Eligible Remuneration by delivering a subsequent Election Notice pursuant to Section 5(b).

(e) For greater certainty, the Committee may prescribe election forms for use by Eligible Directors who are residents of a jurisdiction other than Canada that differ from the election forms it prescribes for use by Canadian resident Eligible Directors where the Committee determines it is necessary or desirable to do so to obtain comparable treatment for the Plan, the Eligible Directors or the Corporation under the laws or regulatory policies of such other jurisdiction as is provided under the laws and regulatory policies of Canada and its Provinces, provided that no election form prescribed for use by a non-resident of Canada shall contain terms that would cause the Plan to cease to meet the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) and any successor to such provisions.

6.	Crediting of Deferred Share Units

Deferred Share Units allocated to an Eligible Director pursuant to the Plan shall be credited to the Eligible Director’s Account as of the applicable Payment Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to an Eligible Director’s Account as of a particular Payment Date pursuant to this Section 6 shall be determined by dividing the portion of that Eligible Director’s Eligible Remuneration for the applicable period to be satisfied by Deferred Share Units by the Market Price on the particular Payment Date.

7.	Vesting

Deferred Share Units granted under Section 6 together with any additional Deferred Share Units granted in respect thereof under Section 8 will be fully vested upon being credited to an Eligible Director’s Account, and the Eligible Director’s entitlement to payment of such Deferred Share Units at his Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.

8.	Dividends

On any payment date for dividends paid on Shares, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Eligible Director’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Market Price as of the payment date for such dividends.

9.	Adjustments.

If the number of outstanding Shares shall be increased or decreased or otherwise changed as a result of a Share split or consolidation, subdivision, reclassification or recapitalization, exchange of shares, or any other similar changes affecting the Shares, other than a change resulting from the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Committee may make such adjustments to the number of Deferred Share Units granted to each Eligible Director in such manner as the Committee in its sole discretion deems to be equitable or appropriate. Any determinations by the Committee as to the adjustments shall be made in its sole discretion subject to Section 17(c), and all such adjustments shall be conclusive and binding for all purposes under the Plan.

10.	Reorganizations.

In the event of a Reorganization or proposed Reorganization, the Committee may make such adjustments or substitutions to the Plan and to the Deferred Share Units granted hereunder as the Committee, in its sole discretion, deems to be equitable or appropriate, including (without limitation) adjustments to the aggregate number, class and kind of securities on which the value of the Deferred Share Units is based or to the consideration that may be delivered under the Plan, which adjustments or substitutions may be conditional upon the completion of the Reorganization. Any determinations made by the Committee as to the adjustments or substitutions shall be made in its sole discretion subject to Section 17(c), and all such adjustments or substitutions shall be conclusive and binding for all purposes under the Plan.

11.	Redemption of Deferred Share Units

Subject to Section 12 and Appendix I, an Eligible Director, or an Eligible Director’s beneficiary, as the case may be, shall be paid the value of the Deferred Share Units credited to his or her Account on his or her Termination Date, after deduction of any applicable taxes and other source deductions required to be withheld by the Corporation, on the date that is forty-five (45) days following the Eligible Director’s Termination Date or the following business day if such forty-fifth (45th) day is not a business day (the “Redemption Date”).

12.	Extended Redemption Date

(a) In the event that the Committee is unable, by an Eligible Director’s Redemption Date determined under Section 11, to compute the final value of the Deferred Share Units recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the Market Price is not publicly available to the Committee, then the Redemption Date shall be the next following trading day on which such data is made available to the Committee.

(b) Notwithstanding any other provision of the Plan, if the Eligible Director is a “specified employee”, as determined under the Corporation’s policy for determining specified employees, on the Termination Date, then to the extent required in order to comply with Section 409A of the Code, the Redemption Date shall be the first business day following the six (6) month anniversary of such Termination Date (or if earlier, the Eligible Director’s death).

(c) Notwithstanding any other provision of the Plan, (i) all amounts payable to, or in respect of, an Eligible Director who is not a U.S. Taxpayer shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date, and (ii) all amounts payable to, or in respect of, an Eligible Director who is a U.S. Taxpayer shall be paid on or before the latest of (A) December 31 of the calendar year containing the Eligible Director’s Termination Date, (B) the fifteenth (15th) day of the third (3rd) month following the Eligible Director’s Termination Date, (C) the Redemption Date specified in Section 12(a) or (D) the Redemption Date specified in Section 12(b).

13.	Assignment.

No Deferred Share Unit or any interest therein shall be assignable by the Eligible Director, by pledge, assignment or in any other manner other than by will or the law of succession.

14.	Amendment and Termination.

The Committee may, in its sole discretion, at any time and from time to time amend, suspend or terminate the Plan or amend the terms of any Deferred Share Unit granted under the Plan; provided, however, that: (i) no such amendment or termination shall be made unless and until the Corporation obtains any approvals required under any Applicable Law; (ii) no such amendment or termination shall be effective with respect to an Eligible Director who is a U.S. Taxpayer to the extent such action would result in an “acceleration of benefits” or a “change in time or form of distribution” within the meaning of Section 409A of the Code, and (iii) no such amendment or termination shall be made at any time which materially adversely affects the existing rights of a Eligible Director under Deferred Share Units credited under the Plan without his or her consent in writing. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code as may apply to Eligible Directors who are U.S. Taxpayers.

15.	Miscellaneous.

(a) Participation Voluntary. The participation in the Plan by each Eligible Director in respect of the Electable Eligible Remuneration is voluntary, and any decision not to participate shall not affect any individual’s continued membership on the Board.

(b) Limitation of Rights. Unless otherwise determined by the Corporation in its sole discretion, the Plan shall remain an unfunded obligation of the Corporation. No Eligible Director shall have, by virtue of the Plan, any right, title or interest whatsoever in or to the assets of the Corporation. Deferred Share Units are not Shares and will not entitle any Eligible Director to any shareholder rights, including (without limitation) voting rights, entitlements to distributions or rights on liquidation. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any person. Neither designation of an employee as a Eligible Director nor the grant of any Deferred Share Units to any Eligible Director entitles any Eligible Director to the grant, or any additional grant, as the case may be, of any Deferred Share Units under the Plan, except as outlined previously in the Plan.

(c) No Recourse Against Shareholders and Others. As a condition of participation in the Plan, each Eligible Director disavows any liability upon and waives any claim against Shareholders, other Directors and officers of the Corporation and the Affiliates and the obligations created hereunder are not personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from any other Director or officer of the Corporation or any Shareholder. The benefit of this provision is restricted to the Directors and officers of the Corporation and each Shareholder.

(d) Withholding Taxes. Any and all payments to be made pursuant to the Plan shall be made subject to the deduction of any and all applicable taxes or withholdings.

(e) Foreign Directors. The Committee may make rules, which shall not be inconsistent with the purposes of the Plan, which will govern the operation of the Plan with respect to Eligible Directors who are subject to tax and/or other laws of jurisdictions other than Canada or the United States and such rules may be set out in an Appendix to this Plan.

16.	Construction.

In this Plan, unless otherwise expressly stated or the context otherwise requires:

(a) references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to the Plan and not to any particular Section of the Plan;

(b) references to a “Section” are references to a Section of the Plan;

(c) words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

(d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(e) for greater certainty, unless otherwise expressly provided herein, where any reference is made in the Plan to the Corporation, such reference shall be construed and applied for all purposes as if it referred to the Directors in their capacity as members of the Board.

17.	Compliance with Laws and Policies.

(a) Each Eligible Director shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Eligible Director will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Eligible Director in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules. Deferred Share Units shall be considered a “security” of the Corporation solely for the reporting purposes of the insider trading policy of the Corporation

(b) The Corporation’s issuance of any Deferred Share Units and its obligation to make any payments hereunder is subject to compliance with Applicable Law.

(c) Notwithstanding any other provision herein, with respect to U.S. Taxpayers, this Plan shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations or other guidance issued thereunder, so that taxation of any U.S. Taxpayer who is an Eligible Director is deferred under this Plan until distribution as provided hereunder. Any provision that would cause the Plan to fail to satisfy the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder shall have no force and effect with respect to U.S. Taxpayers until amended to comply with such requirements (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Board (or any committee thereof) without the consent of the Eligible Directors).

18.	Designation of Beneficiary and Beneficiary’s Rights.

(a) Subject to Applicable Law, an Eligible Director may designate in writing a person as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee may from time to time determine.

(b) In the event of an Eligible Director’s death, any and all Deferred Stock Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s beneficiary in accordance with Section 11 and the date of death shall be deemed to be the Termination Date.

19.	Severability.

If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

20.	Governing Law.

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any Deferred Share Units granted hereunder shall be construed according to the laws of the Province of Ontario.

21.	Effective Date.

The effective date of the Plan shall be February 22, 2008.

SCHEDULE A

Patheon Inc. Directors Deferred Share Unit Plan (the “Plan”)

ELECTION NOTICE

I.	Election:

Subject to Part II of this Notice, I hereby elect to receive the following percentage of Electable Eligible Remuneration by way of Deferred Share Units (“DSUs”):

	Amount	Percentage in DSUs		Percentage in Cash*
Electable Eligible Remuneration	$		%		%

*	cash payments will be made quarterly in arrears

II.	Acknowledgement

I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	I will not be able to cause the Corporation or any Affiliate to redeem DSUs granted under the Plan until my Termination Date. [I will not be able to cause the Corporation or any Affiliate to redeem DSUs granted under the Plan until the date specified in the plan following my Termination Date.][NTD: Alternative language added for U.S. Taxpayers.]

3.	When DSUs credited to my account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

4.	The value of DSUs are based on the value of the Shares and therefore are not guaranteed.

5.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Corporation.

A-1

6.	The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

Date	(Name of Eligible Director)

(Signature of Eligible Director)

A-2

SCHEDULE B

BENEFICIARY DESIGNATION

To:    [    ]

I,                                          , being a participant in the Patheon Inc. Directors Deferred Share Unit Plan (the “Plan”) hereby designate the following person as my beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my beneficiary.

Date:

Name:	(please print)

Signature:

B-1

APPENDIX I

TO PATHEON INC. DIRECTORS DEFERRED SHARE UNIT PLAN

A.	Application of Appendix I

Notwithstanding Section 11 of the Plan, the redemption of the Deferred Share Units credited to the Account of [insert name of Director] (the “Retiring Canadian Director”), shall be governed by the provisions of this Appendix I, provided that, for greater certainty, the balance of the Plan, and, in particular, clause (i) of Section 12(c) shall in any event continue to apply to the Retiring Canadian Director’s Deferred Share Units.

B.	Redemption of Deferred Share Units

The Deferred Share Units credited to the Retiring Canadian Director’s Account on his Termination Date shall be redeemable at the Retiring Canadian Director’s option (or the option of his beneficiary, as the case may be) after such Termination Date. In order to redeem such Deferred Share Units, the Retiring Canadian Director (or his beneficiary, as the case may be) shall file a written redemption request with the Corporate Secretary of the Corporation, specifying a date (the “Redemption Date”), which must be after the date on which the redemption request is filed with the Corporation and no later than December 15 of the first calendar year commencing after the Retiring Canadian Director’s Termination Date. The Corporation shall pay the value of the Retiring Canadian Director’s Deferred Share Units (calculated by multiplying the number of Deferred Share Units by the Market Price on the Redemption Date) to the Retiring Canadian Director (or his beneficiary, as the case may be), after deduction of any applicable taxes and other source deductions required to be withheld by the Corporation, on the Redemption Date or the following business day if the Redemption Date is not a business day. If no redemption request been filed hereunder by December 15 of the first calendar year commencing after the Retiring Canadian Director’s Termination Date, the Redemption Date for the Retiring Canadian Director’s Deferred Share Units shall be December 15 of the first calendar year commencing after his Termination Date.